Exhibit 3.33

ARTICLES OF INCORPORATION

OF

JAMES A. CUMMINGS, INC.

The undersigned, acting as an incorporator of a corporation (the “Corporation”) under the Florida General Corporation Act (this Act as amended from time to time, is referred to herein as the “Act”) adopts the following Articles of Incorporation:

ARTICLE I

NAME

The name of the Corporation is JAMES A. CUMMINGS, INC.

ARTICLE II

PERIOD OF DURATION

The period of duration of the Corporation is perpetual.

ARTICLE III

PURPOSES AND POWERS

1.             This corporation is organized for the purpose of transacting any or all lawful business.

2.             POWERS. The Corporation, subject to any specific written limitations or restrictions imposed by the Act or by these Articles of Incorporation, shall have and exercise the following powers:

A.            To have and exercise all of the powers specified in the Act;

B.            To enter into any lawful arrangement for sharing profits, union of interest, reciprocal associations or cooperative association with any domestic corporation or foreign corporation, associations, partnership, individual or other entities and to enter into general or limited partnership;

C.            To make any guarantee respecting stocks, dividends, securities, indebtedness, interest, contracts or other obligations created by any domestic or foreign corporation, association, partnership, individuals or other entities.

3.             OTHER JURISDICTIONS. The Corporation may carry out its purposes and exercise its powers in any state, territory, district or possession of the United States, or in any foreign country, to the extent that these purposes and powers are not forbidden by the law of the state, territory, district or possession of the United States, or by the foreign country, and it may limit the purpose or purposes that it proposes to exercise in any application to do business in any state, territory, district or possession of the United States, or foreign country.

4.             POWER AND LIMITATION OF BOARD OF DIRECTORS.

Subject to written limitations imposed by the Act and these Articles of Incorporation, the Board of Directors shall direct the carrying out of the purposes and exercise of powers of the Corporation without previous authorization or subsequent approval by the shareholders of the Corporation.

5. Nothing contained in this Article shall be construed to authorize the Corporation to engage in the business of banking or insurance except as authorized in ARTICLE III above provided same is not prohibited by Florida law.

ARTICLE IV

AUTHORIZED SHARES

1.             This Corporation is authorized to issue 10,000 shares of Common Stock with a par value of $1.00 per share.  All stock shall hereinafter be referred to as Capital Stock.

ARTICLE V

PREFERENCES AND LIMITATIONS OF SHARES OF CAPITAL STOCK.

1              DIVIDEND RESTRICTIONS.             No dividends shall be paid upon the Capital Stock in any medium under any of the following circumstances:

A.            If the source out of which it is proposed to pay the dividend is due to or arises from unrealized depreciation or value or from a revaluation of assets; or

B.            If the Corporation, is or is thereby rendered, incapable of paying its debts as they come due in the usual course of its business.

2.             COMMON STOCK.

A,            The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, solely out of unreserved and unrestricted earned surplus, dividends payable in cash, in property, or in shares of the common stock.

3.             PREEMPTIVE RIGHTS.      Every shareholder, upon the sale for cash of any new share of this Corporation of the same kind or class, as that which he already holds, shall have the right to purchase his pro rata share (as nearly as may be done without issuance of fractional shares) at the price per share offered to others.

ARTICLE VI

BOARD OF DIRECTORS

1.             INITIAL.                The Corporation shall have one (1) director initially.  The name and address of the initial director of this Corporation is:

James A. Cummings

3130 N. W. 108th Drive

Coral Springs, Florida  33065

2.             BOARD.                The Board of Directors shall, subject to the provisions of paragraph 3 below, consist of not less than one (1) nor more than seven (7) directors.

3.             INCREASE            The number of directors of the Corporation may be increased from time to time by an affirmative vote of holders of fifty-one percent (51%) of Common Stock. The vacancies created by such increase shall be filled by an affirmative vote of holders of fifty-one percent (51%) of Common Stock.

4.             BY-LAWS.            The initial By-Laws shall be adopted by the Board of Directors. The By-Laws may be amended as provided for in Article VIII below. The By-Laws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the Act or these Articles of Incorporation.

5,             INTERESTED DIRECTORS.               Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the Corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This paragraph shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable to it.

6.             REMOVAL.           At a special meeting of the shareholders expressly called for that purpose, directors may be removed by a vote of the holders of fifty-one percent (51%) of Common Stock. No director shall be entitled to receive notice of or a hearing with respect to his removal.

ARTICLE VII

STOCKHOLDERS AGREEMENTS

The Corporation and its stockholders or the stockholders among themselves may enter into agreements, voluntarily or involuntarily, restricting the transferability or encumbrance of the stock of the Corporation. Such agreements may confer upon the Corporation or the stockholders, or both, an option of first refusal or mandatory purchase in the event of such transfer or encumbrance. Such agreements may include such restrictions during the lifetime or upon the death or legal incompetence of any stockholder. Nothing in the Articles of Incorporation or the By-Laws shall be construed to authorize a transfer of such stock upon the books of the Corporation in violation of such agreements.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend the Articles of Incorporation and its By-Laws by an affirmative vote of holders of fifty-one percent (51%) of Common Stock at a meeting, or by their written consent with or without a meeting.

ARTICLE IX

REGISTERED OFFICE AND AGENT

1.             The Address of the initial principal office of the Corporation shall be 3130 N. W. 108th Drive, Coral Springs, Florida  33065.

2.             The name of the initial registered agent of the Corporation, an individual resident in Florida whose business address is 2881 East Oakland Park Boulevard, Suite 200, Fort Lauderdale, Florida  33306 is William A. Zeiher.

ARTICLE X

SUBSCRIBERS

The names and street addresses of the subscribers to these Articles of Incorporation are:

James A. Cummings

3130 N. W. 108th Drive

Coral Springs, Florida  33065

William A. Zeiher

2881 East Oakland Park Boulevard

Suite 200

Fort Lauderdale, Florida  33306

IN WITNESS. WHEREOF the undersigned incorporator has executed these Articles of Incorporation on June 15, 1981.

/s/ James A. Cummings

JAMES A. CUMMINGS

/s/ William A. Zeiher

WILLIAM A. ZEIHER

REGISTERED AGENT